UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2005

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-18222	87-0432572
(Commission file number)	(I.R.S. Employer Identification No.)

From Intel Office, 800 meters West, 200 meters North and 300 meters West

City La Ribera de Belen, Heredia, Costa Rica

(Address of principal executive offices)

(506) 298-1880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Rica Foods, Inc. (the “Company”) previously disclosed some of the information in this Current Report on Form 8-K in its Form 8-Ks filed on December 21, 2005 (the “December 21 Form 8-K”) and January 3, 2005 (the “January 3 Form 8-K”). This Form 8-K supplements the information included in the December 21 Form 8-K and the January 3 Form 8-K.

Status of the Investigation

As previously disclosed by the Company on the December 21 Form 8-K, the Board of Directors of the Company received a letter from a shareholder alleging the occurrence of certain undisclosed transactions between the Company and Mr. Calixto Chaves, his affiliates and/or Industrias Avicolas Integrades, S.A., a Nicaraguan poultry and animal feed company (“Indavinsa”), during Mr. Chaves’ tenure as Chief Executive Officer of Rica from August 1996 until January 2005. A Special Investigation Subcommittee (the “Committee”) of the Audit Committee was established and charged with, among other things, conducting an investigation relating to the allegations.

The Committee is continuing to investigate the transactions identified in the December 21 Form 8-K (the “Previously Identified Transactions”). In the last few weeks, the Committee has, with the assistance of the Company’s management, collected information that suggests the outstanding principal amount of one of the debt obligations referenced in the December 21 Form 8-K was approximately $3.6 million greater than previously estimated.

Since December 21, 2005, the Committee’s investigation has also been expanded to determine if, among other things:

•	Between January 2002 and February 2003, the Company’s operating subsidiary, Pipasa. S.A. (“Pipasa”), acquired various parcels of real property from Mr. Chaves and/or his affiliates for an aggregate of approximately $5.9 million, a portion of which purchase price may have been advanced to Mr. Chaves and/or his affiliates prior to the closings of the purchases;

•	From January 2001 through March 2004, Pipasa pledged certain of its short-term certificates of deposit to secure approximately $2.5 million of indebtedness of Mr. Chaves and/or his affiliates; and

•	Between January 2001 through March 2004, Pipasa provided an additional $870,000 of financial guaranties for the benefit of Indavinsa.

The Committee is continuing to work with the Company’s management and various advisors to complete the investigation. Although the Committee’s investigation is on-going, the Committee has already secured certain statements and/or documents that indicate that all of the pledges and guarantees of Pipasa described above have been satisfied and/or cancelled. The scope of the Committee’s investigation may be expanded if, in the course of conducting its investigation, the Committee identifies additional transactions of potential concern.

Because the Company is still in the process of determining the financial accounting impact of the transactions under investigation, the Company was unable to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2005 within the prescribed time period (the “2005 Form 10-K”). The Company anticipates that the 2005 Form 10-K will not be filed at least until the investigation is complete.

The Company is continuing to work with Stonefield Josephson, Inc., its independent auditors (“Stonefield”), with the goal of completing and filing restated financial statements as soon as reasonably possible. However, there can be no assurances that Stonefield will consent to the Company’s revised accounting treatment or reissue its audit reports on the Company’s restated financial statements.

SEC Informal Inquiry

By letter dated December 19, 2005, the Division of Enforcement of the Securities and Exchange Commission (the “SEC Staff”) advised the Company that it was conducting a non-public inquiry. The SEC Staff requested that the Company produce various documents, including, but not limited to, documents relating to or referring to the Previously Identified Transactions and any other related party transactions identified by the Company in connection with the investigation. The Company is cooperating fully with the SEC Staff in the inquiry and has been producing documents requested by the SEC Staff. The Company cannot predict the outcome of this investigation at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2006

RICA FOODS, INC.

By:	/s/ Gustavo Barboza
Name:	Gustavo Barboza
Title:	Chief Financial Officer